Exhibit 10.1

PROMISSORY NOTE

$50,000.00 October 27, 2020

FOR VALUE RECEIVED, the undersigned, CHEE CORP, a Nevada corporation (“Maker”) promise to pay to the order of FARM HOUSE PARTNERS, LLC, an Arizona limited liability company (“Holder”), at 1206 E. Warner Road Suite 101-1, Gilbert, AZ 85296, or at such other place as the holder hereof may from time to time designate in writing, the entire outstanding principal and accrued interest upon the Maturity Date (defined below). This Note shall bear interest at a rate of Ten Percent (10%) per annum, and no installment payments shall be required. This Note shall be unsecured.

The outstanding principle balance and accrued interest shall become due and payable one year from the date of this Note (the “Maturity Date”).

Maker may voluntarily prepay this Note, in whole or in part, at any time, without premium or penalty.

Time is of the essence of this Note.

Maker shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in the collection or enforcement of all or any part of this Note. In the event of any court proceedings, court costs and attorneys’ fees shall be set by the court and not by jury and shall be included in any judgment obtained by the holder hereof.

Failure of the holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof.

Maker, sureties, guarantors and endorsers hereof: (a) agree to be jointly and severally bound, (b) severally waive any homestead or exemption right against said debt, (c) severally waive demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand and nonpayment of this Note, (d) consent that the holder hereof may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, at the request of any other person primarily liable hereon, and such consent shall not alter nor diminish the liability of any person, and (e) severally waive any setoff right against said debt.

This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of the Holder hereof and any subsequent holders of this Note, and their successors and assigns.

This Note shall be governed by and construed according to the laws of the State of Arizona.

IN WITNESS WHEREOF, these presents are executed as of the date first written above.

“MAKER”

CHEE CORP., a Nevada corporation

By:	/s/ Aaron Klusman
Aaron Klusman, Chief Executive Officer